`STAAR SURGICAL

Second Quarter 2006 Conference

August 1, 2006, 2:00 p.m., Pacific Daylight Time

Operator

Good afternoon, ladies and gentlemen, and welcome to the STAAR Surgical second quarter 2006 results conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. And as a reminder this conference is being recorded today, Tuesday, August 1, 2006.

I would now like to turn the conference over to Mr. Doug Sherk. Please go ahead, sir.

D.	Sherk

Thank you, operator, and good afternoon, everyone. This is Doug Sherk with the EVC Group. Thank you for joining us this afternoon for the STAAR Surgical conference call to review the financial results for the second quarter of 2006 which ended on June 30.

The news release announcing the second quarter results crossed the wire this afternoon shortly after the market close. If you haven’t received a copy of the release and would like one, please call our office at 415-896-6820 and we’ll get one to you immediately.

Additionally, we have arranged for a taped replay of this call which may be accessed by phone. The replay will become available approximately one hour after the call’s conclusion and remain available for seven days. The dial-in number to access the replay is 800-405-2236 or for international callers, 303-590-3000. Both numbers will need a pass code of 11066190 followed by the pound sign.

This call is being broadcast live and an archived replay will also available. To access the webcast go to STAAR’s website at www.staar.com.

Before we get started, during the course of this conference call the company will make projections or other forward-looking statements regarding future events including statements about sales and the company’s beliefs about its revenues and net earnings for 2006. We wish to caution you that all statements that are not statements of historical fact are forward-looking statements including any projections of earnings, revenue, sales, cash or other financial items, any statements of the plans, strategies, the objectives of management for future operations, any statements regarding expectations or success of the ICL or other products in the U.S. or international markets, any statements concerning proposed new products and government approval of new products, services or development, statements of expectations regarding pending transactions, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying under any of the foregoing.

These statements are based on expectations and assumptions as of the date of this conference call and are subject to numerous risks and uncertainty which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources, the limited access to financing, our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, the willingness of surgeons and patients to adopt a new product and procedure, and our ability to successfully launch and market the ICL in the U.S. while overcoming the foregoing challenges.

Our ability to capitalize on the opportunity presented by the ICL approval in the U.S. depends on our overall financial condition which can be adversely affected by general economic conditions and other factors beyond our control including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcome and does not intend to do so.

Now I’d like to turn the call over to David Bailey, President and Chief Executive Officer of STAAR Surgical.

D.	Bailey

Thanks, Doug, and thanks for joining us on the Q2 conference call. Overall, I’m very pleased with the results this quarter, particularly as they relate to the goals that were set for the year.

For 2006 every member of our organization is focused on achieving four key priorities which are as follows: successfully launch the Visian ICL™ in the U.S. market; maintain and build upon the growth in our international markets; stop the decline in and regenerate the U.S. cataract business; maintain and improve our overall compliance effort. Successfully achieving all four objectives should result in a significant increase in shareholder value at STAAR Surgical Company. I will review the quarter and year-to-date results in the context of these four critical objectives.

From all perspectives we are achieving what we regard as a successful roll out of the Visian ICL in the U.S. market. As a result of this and the continued growth of ICL and TICL in the international markets, we saw total refractive sales increase as a percentage of total sales for the quarter rising to almost 24% for the quarter, up from 17% in Q1 and 10% in Q4 last year. Our stated goal was to achieve 40% of total revenues from refractive within 3 years of U.S. launch within the context of a growing global cataract franchise. Before moving to discuss international refractive let’s look at the U.S. launch in more detail.

Quarter 2 U.S. refractive sales were $1.3 million, up 67.5% over Q1. During the quarter we certified 94 surgeons, giving a total of 169 certified since launch. In July we added another 29 surgeons and are at 198 year-to-date against our target of 500 for the full year.

At the end of the quarter in June we expanded launch activities and thus entered Phase 2 of our U.S. launch strategy. For instance, we trained the entire sales force in practice development activity and added an additional expert in this area in order to fully capitalize on the investments made in the marketing materials that are being developed. These materials enable the practice to position the product with their patients and to promote the Visian successfully to a wider target audience. All of this investment was made in Q2 and will begin to pay dividends as it rolls out into the marketplace. Sales to date have been achieved without these tools fully available.

I want to emphasize a key element of our Visian ICL strategy. Our overall roll out has been focused on quality versus quantity and in this regard we are very pleased with the outcomes and the patient response. We believe that it is critical that the early uses of the ICL go extremely well and that we minimize any problems. This is particularly important given our relative size of presence in the market.

We are delivering a product that has significant wow factor for the patient and represents extremely good business for the doctor. Our overwhelmingly good outcomes are resulting happy patients that drive positive interest for the doctor. All indications are that our users are very pleased with the product and intend to increase the proportion of their refractive procedures with the ICL versus LASIK going forward. We believe this trend will only accelerate when we introduce the Toric ICL™ into the market sometime in ‘07.

Let me update you on some key data points regarding the U.S. launch. In the market, 49% of the implants to date have been in eyes at or below minus 10 diopters. Approximately 30% are at or below minus 8 degrees of myopia. Purchase rates vary from 8.3 lenses per week to one lens per month for proctored surgeons. The average is four lenses a month or two patients. 26% of the proctored surgeons already have a usage rate above our plan assumptions and in Q2, 20% of U.S. revenues came from the refractive business, up from 13% in Q1.

While we continue to train and certify more interested doctors, we see practice development as the critical tool to increase penetration and usage rates. During the quarter we staffed up for this activity and this overall program, while in an early stage at STAAR, is rolling out to our targeted practices and we expect to see an impact going forward. All pieces are now in place for the U.S. sales and marketing group to execute on the promise of the Visian ICL in the U.S. market.

Visian is also bringing new customers to STAAR Surgical. Year-to-date we’ve added 53 new customers with this product. Of these only three are as yet purchasing our IOLs. This represents a tremendous opportunity going forward. Overall, we are very pleased with the roll out, feel we’re executing well against our objective of successfully launching the ICL in the market. In particular, outcomes, patient satisfaction and surgeon profitability are, we believe, where they need to be to build the new category.

We view the Toric ICL as a product providing outstanding customized outcomes that accelerate the uptake of phakic implants and expand the overall market. We’re certainly seeing this in international.

In the U.S., as announced, we submitted the TICL file to the U.S. FDA at the end of April and received a confirmation of filing on May 8th. In early July, as promised, we delivered a manufacturing module with samples to FDA for testing as part of the whole evaluation. Some time in August, FDA will schedule a 100-day review meeting with STAAR. The exact date is still to be determined.

Once again I would caution investors that current FDA submissions are tending to take longer to process than in the past so it’s difficult to predict the timeline for approval for the product. We hope for Quarter 1 ‘07 but this could change significantly.

In international during the second quarter, total revenues increased sequentially by 26% over Q1 and almost 29% over prior year quarter. We are once again continuing to increase our refractive penetration in international markets. ICL and TICL sales now represent 73% of total sales through distributor markets that we manage out of Switzerland at an average gross profit of 80%. That is exceptionally good for a distributor business. We are seeing a positive impact from the U.S. approval, expect to see for example Korea exit the year with penetration rates of around 2.8%, well up from last year’s sales level.

International Toric ICL unit growth for the first half of 2006 versus the first half of last year is up 82%. In Q2 the Toric ICL represented 25% of the total international unit volume, up from 21% in Q1 and up from 15% in quarter 1 last year. In the past we have provided data to show we’re not segmented to high myopia or high cylinder. Let me provide yet another data point. In Q2, 40% of TICL volume was correcting at 2 diopters of cylinder or less.

We have added additional resources in international in anticipation of growth of our business in India and China as well as adding practice development resources based in Switzerland. Our distributors are partnering with us to our dedicated refractive resource with 25 people trained from 15 countries in Switzerland at the end June. All of this along with the recently announced approval in China give us confidence that international will continue to remain a strong growth area for STAAR.

We will begin proctoring and certifying the 28 surgeons who’ve already gone through Phase 1 training in China in August, this month, and expect our first product orders this month as well. Once again. we feel we’re executing well against our stated goal to maintain international growth with the ICL franchise at or indeed above historical norms.

Another major objective for 2006 is reversing the decline of our U.S. cataract business. We are beginning to see good progress in this regard. In 2005 the business was declining at 14% annually when we set the goal to stop the decline in ‘06. During the second quarter, U.S. cataract grew 7.four% over Q1 levels with a reduced decline of 8.1% versus Q2 ‘05. For the 6-month period we were down 10.3% versus prior year, but grew 4/4%S versus the second six months of ‘05. All of this has been achieved with only one new product, the three-piece Collamer IOL.

Our R&D spending is focused on delivering additional enhanced products later this year and next and these new products combined with our increased customer base will position us well to stop further year-on-year declines and move to regain market share in ‘07.

As stated earlier, with the launch of the ICL we’re already bringing new customers to the company. These customers are also in the market for cataract products and will be a receptive audience for our sales force as we take the new cataract products to market later this year. Even before these introductions it was, however, critical to slow and then stop the decline and in this regard, Q2 saw the third consecutive quarter of U.S. cataract sales growth.

International cataract sales were flat to Q1 ‘06 and 10% down over Q2 2005, driven mainly by the continuing difficulties in Germany. Our preloaded IOL franchise was up four.1% versus prior year quarter, but was a little suppressed with the anticipation of an aspheric approval. We fully expect the recent launch of the aspheric preloaded to drive sales going forward.

While our focus in international is clearly refractive, we do not expect to see the size of decrease we saw versus prior year in cataract. Launch of the aspheric and the limited easing of the current adverse market conditions in Germany make us optimistic we can improve this business from the first 6 month levels going forward.

On the compliance front we remain extremely vigilant, striving to be audit-ready at any time. In this regard we had a successful KEMA audit in Monrovia in May this year and obtained a CE mark for the aspheric preloaded. We continue an aggressive internal audit program to ensure we are audit-ready at any time and have spared no expense to add resource in the compliance area as and when required.

Overall Q2 was a solid quarter as we continued to shift from being in defensive mode to aggressively focus on execution against our key objectives. Our business increased over Q1 levels.

Our refractive business rose to almost 24% of total sales for the quarter and once again gross margin improved as a result of favorable product and geographic mix. Most important, our measured roll out of the ICL in the U.S. is tracking well. We are getting the reaction from the marketplace that we anticipated and we’ll now shift gears by introducing practice development.

I look forward to providing you with reports on our progress on the third quarter conference call.

Before I turn over the call to Deb, I’d like to review the strategy behind the S-3 filing announcement this afternoon.

Over the past quarters we set out a clear goal of prudently managing the balance sheet in response to dilution concerns of shareholders. We have prudently executed against this strategy, managing cash burn and systematically putting in place additional facilities to support the strategy.

As Deb stated on the last conference call, with these new lines of credit we have the financial flexibility to execute our operating objectives for ‘06. The results Deb and her team have achieved over the last two quarters confirm our successful implementation of this strategy. Given the assets made in this regard, our strategy remains unchanged and our current operations plans call for us to retain positive cash balances going forward. The Board believes by adding the shelf registration we provide the company with the flexibility to take advantage of future financing opportunities if future cash outcomes are different than planned or new opportunities for growth are presented to the company. The Board and management are quite sensitive to investors’ strong desire to minimize dilution. Therefore, any use of the S-3 for whatever purpose will come only after significant analysis of other alternatives by the Board.

I’d now like to hand over to Deb.

D. Andrews

Thanks, Dave. Good afternoon, everyone.

As Dave has mentioned, during the second quarter we continued to execute our turnaround strategy which yielded quarter-over-quarter sales growth and our third quarter of sequential sales growth in our cataract business. Our release this afternoon provides significant financial detail on the quarter’s progress so my comments will be limited to specific highlights.

After two quarters post approval of the ICL in the U.S., our second quarter sales of $14.6 million is the highest quarterly revenue we’ve achieved since 1999, which was the highest sales year in the history of the company.

During the second quarter, our Visian ICL sales were $3.3 million, an increase of 99% compared with the same period of 2005 and an increase of 39% compared with the first quarter of 2006.

The significant growth in the second quarter allowed second quarter refractive sales to eclipse refractive sales we achieved during the entire first 6 months of 2005. Refractive sales include sales of lenses as well as sales of instruments and other complementary refractive products the company offers.

As you know, our sales growth in ICL was largely due to strong sales growth in the U.S. In the U.S. Visian ICL sales were $1.2 million which was an increase of 76% compared with the first quarter 2006 sales. In international markets second quarter sales of Visian ICLs and TICLs grew 26% to $2.1 million compared to the same period of 2005. Other refractive sales totaled $162,000 during the quarter versus $11,000 in the second quarter of 2005.

Overall, cataract product sales were $10.9 million, up 3% compared with the first quarter of 2006 and down as we expected, 9% as compared with the second quarter of 2005. Compared with the first quarter of 2006, U.S. cataract product sales grew 7% as sales of Collamer three-piece IOLs more than offset the decline in sales of silicon and Collamer one-piece IOLs. As I mentioned earlier, this is the second consecutive quarter of growth in the U.S. cataract business.

Internationally cataract product sales decreased 10% year-over-year, principally due to the ongoing negative impact of strikes by doctors in Germany. As David mentioned, the strikes between doctors and state run and university clinics was settled at the end of our third quarter. However, doctors at city run hospitals remain on strike and this continues to impede our growth as Germany has historically been a very important cataract market for us albeit low gross profit market, representing 48% of total cataract product sales for STAAR and 81% internationally. For the second quarter, total sales in Germany decreased 9% over the second quarter of 2005. This is improved from the first quarter which was down 16%.

Gross profit margin was 48.four% for the first second quarter of 2006 compared with 47.5% for the same quarter last year and 48% reported for the first quarter of 2006. The increase in gross profit margin is due to increased volume and average selling prices of high margin ICLs as a result of our approval to market the use of the product in the U.S. partially offset by decline in cataract product gross margins due to lower average selling prices. We continue to expect gross profit margin to gradually improve in 2006 over the 2005 levels as the ICL rolls out in the U.S. and enhanced cataract products are delivered to the market.

Selling, general and administrative expenses for the second quarter of 2006 increased $1.5 million or 18% over the second quarter of 2005. This increase was due in part to the adoption of FAS-123R which accounted for 27% of the increase or $422,000. Excluding the impact of FAS-123R which is a noncash charge, SG&A increased 13% or $1.1 million.

Net loss for the second quarter of 2006 was $3.2 million or 13 cents a share compared with a net loss of $2.1 million or 9 cents a share for the same period last year. The impact of the adoption of FAS-123R was approximately 2 cents a share.

During the second quarter we used approximately $1.1 million in cash. which is a significant reduction in overall cash usage over the first quarter of 2006. As I’ve mentioned previously, to help us execute on our operating objectives for 2006 we would have to rely on a number of sources of cash including cash from operations, payment of former directors’ notes, stock option exercises and bank or leased lines of credit if necessary. As I’ve also mentioned, we anticipated cash use and operating activities would be at its highest level in the first and second quarters and improve in the second half of the year as ICL sales in the U.S. grow.

We were pleased that we were able to reduce cash use for operating activities by 21% for the second quarter of 2006 despite the aggressive implementation of strategic initiatives including new product development, the Toric ICL PMA submission and ICL sales and promotional activities. We are currently on track with all development activities and expect to roll out beginning in the fourth quarter of 2006 enhanced cataract products which should significantly improve our competitiveness in the market.

These products include the square edge aspheric Collamer three-piece IOL, the square edge spherical three-piece silicon IOL, the square edge aspheric three-piece silicon IOL, the preloaded square edge aspheric three-piece silicon IOL and a redesigned phaco system. We also have significant insertion system optimization and development projects underway to improve the delivery of our IOLs.

Our bank debt at the end of the quarter was $1.8 million. There were no borrowings outstanding under the Wells Fargo line of credit. We exited the second quarter with $8.5 million in cash.

Revenue from ICL sales is recorded when the product is shipped. Terms are generally net 10. On occasion a customer may request to purchase an inventory of ICLs to more efficiently serve their patients. To date, 18 customers have chosen to purchase an inventory of ICLs. These same customers, while using ICLs from their inventory as available have ordered other ICLs when the length and power is not in their inventory. Non-inventory purchases represent 42% of the total sales to these customers. In total, 77% of our ICLs have been sold for a specific patient for a scheduled surgery.

In addition to this, we have continued to collect revenue from prepaid ICL purchases which are deferred until the product is shipped. As we mentioned last quarter, the customer must commit to purchase 25 or more ICLs in order to qualify for this deal. During the quarter we’ve received $198,000 from prepaid ICL arrangements. Total prepaids received to date are $468,000.

Looking specifically at the third quarter I’d like to remind everyone that we have historically been impacted by seasonality as a result of slow international activity. While we expect to achieve year-over-year growth, we do expect third quarter revenue to be lower than second quarter revenue. We continue to believe these objectives are achievable and successful execution of our strategy will position us for profitability and cash flows in 2007.

We’d now like to take your questions.

D.	Bailey

Thanks, Deb. Operator, can you open up for questions?

Operator

Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three-toned prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for the first question.

Our first question comes from Keay Nakae with Unterberg Towbin. Please go ahead.

K.	Nakae

Good afternoon. I had a question regarding the FDA review of the Toric lens. Can you tell us, has the FDA returned to you any questions that they have or a list of deficiencies with your application at this point?

D. Bailey

No listing of any deficiencies, but an interaction with regard to the data. Specifically, could they have the data in certain different formats so just an exchange of additional information.

K.	Nakae

Okay and you’ve now submitted to I guess a written request for the 100-day meeting and you’re just waiting for them to respond back to you as to a date for that?

D.	Bailey

Yeah, we’ve had some interaction over that subject to try and work out a date, but obviously it’s a little bit difficult because we’re into August and the holiday period, etc., but there’s a positive interaction over that.

K.	Nakae

Okay and then just finally on that issue, have they given you any indication of whether this review is going to require a panel meeting?

D.	Bailey

No indication at all as yet.

K.	Nakae

Do they need to do that by the 100-day meeting?

D.	Bailey

We would kind of expect to discuss that at the 100-day meeting. That was always our strategy and for us to proactively present our view of whether it needed that.

K.	Nakae

Okay and then just a second question on China. With the approval in hand now, can you remind us how you’re set up to distribute the product there?

D.	Bailey

Yeah, we have two regional distributors because China is so big. I reported on the last conference call that we’d established a training center and we had taken 28 doctors through that Phase 1 training and we will begin proctoring those now that we have approval during the month of August. So August we will begin to proctor with a local person on the ground and we would expect to be receiving orders from the 2 distributors during the month of August as well in anticipation of the proctored doctors starting to use the product. But August is an important milestone for us, but there’s 28 people, doctors, set up to be proctored and we’ll have a person on the ground there doing the proctoring starting next week.

K.	Nakae

In your assessment of the market in China, how many doctors do you feel like you need to have go through both phases of your training to really make an impact there or can make an impact given the economics of your device versus the ability of the population that you’re going to address there to pay out-of-pocket for the procedure?

D.	Bailey

Clearly China is an interesting market where the average LASIK price is very low, but there’s a great pyramid of pricing and at the top of that pyramid there’s a number of centers which are extremely high tech, they have all the best equipment and they’re driving volume from people who do have the ability to pay.

And clearly our selection of the initial surgeons are focused on those high value centers where the ability to drive incremental revenue for the procedure is there. So we’re certainly targeting the higher price segment, but recognizing that that will therefore be focused on certain centers. So we’ve essentially got a strategy where we’re carving out that segment of the market. Those 28 doctors are targeted on those centers and in those centers and we feel that even that initial tranche can deliver us the kind of expectations that we’ve set for this year in China.

K.	Niakae

Okay, just maybe to summarize this. The 28 doctors, what percentage of the high volume centers that you’ve identified does that represent having covered?

D.	iBailey

The main initial ones that we’ve targeted. Now then the question is what do they represent as a proportion of the total centers and it’s probably the top 10%.

K.	iNakae

Okay, great. Thank you.

Operator

Our next question comes from Bill Nasgovitz of Heartland Funds. Please to ahead.

B.	Nasgovitz

Good afternoon, David.

D.	Bailey

Good afternoon, Bill.

B.	Nasgovitz

Congratulations on some nice movement with the Visian™ ICL.

D.	Bailey

Thanks, Bill.

B.	Nasgovitz

Could you just paint us, since this is always a moving target, what the potential could be for, the market potential for this? How large is the market in the U.S.?

D.	Bailey

That’s a great question, Bill, and it can be looked at in different ways. Initially people would define it as a niche market for high myopia only and if you look at the high myopia segment, there’s still a significant number of patients in that segment albeit they represent a small proportion of the current procedures. Our view is that that is not where we will end up. We’ve always accepted that we may start in that higher segment, but then we would see a more broad based usage and obviously our programs are geared towards driving a more broad based usage over time.

But I think there’s a few factors that kind of talk to the fact that we don’t believe we’re niched into high myopia and the factors that would drive a surgeon to use the ICL and not just niched into high myopia. Suspicious corneas are not segmented to high myopia. You’ve got international surgeons, some of them using up to 25% of their volume in phasic implants. Now that’s a fact.

The other thing I would point out is even at this stage in the launch, 33% of implants in the U.S. are at or below minus 8 diopters so even at this early stage we’re seeing usage across the full range of approval.

And I think 2 other points. Dry eye which is obviously often contraindicated to LASIK because it’ll exacerbate it, that occurs across the range of myopia so you can get patients falling out of LASIK across the whole range because of that. And then the other thing is there’s a great awareness of suspicious corneas and not operating on suspicious corneas and that’s not just limited to high myopia.

I mean it’s a complicated answer to your question, but even if you accept the high myopia or a rejected LASIK, the percentage of current LASIK procedures that we could penetrate could be anywhere from 5% to 10% and if you look at a more broad based view where you look at the rejected for LASIK and you look at the degree of penetration then it could be as high as 10% and in international we’ve always talked about a limits of LASIK concept, which represented 10% of current LASIK volume.

I think that’s a goal. It’s to be achieved over time and obviously at that level in the U.S., that would represent 140,000 procedures at $750 an implant. So we believe that with that limits of LASIK concept that’s where we’re driving over time and that represents a huge market for us and it doesn’t just represent in our view a niche market.

B.	Nasgovitz

Okay, that’s very helpful. Thank you. Maybe I missed this, but can you comment on what you’re doing to stem this decline here in cataract?

D.	Bailey

I think in the U.S. the ultimate solution is to revamp our cataract line. We’ve introduced a Collamer three-piece lens, that’s the only enhancement at the moment and Deb talked about the projects that will come through at the end of this year and next year. I think the real endpoint is to revamp that cataract line. We’re fully focused on that now that we’ve got the ICL approval out of the way, got the compliance issues behind us.

In the short term what we’ve done is first off I think the U.S. sales force have got a healthier environment in which to sell. Compliance issues are behind us. Doctors are more receptive and we’re bringing in new customers with the ICL. I talked about that in my prepared remarks. So the environment is much better for them in order to go and see new prospects.

I think as a result we gained selling time. We have an independent sales force and there’s no doubt that we didn’t lose the people, we lost their selling time. They were spending time selling other products. Some of that selling time has undoubtedly come back to us this year because of changed environment. We’ve encouraged that. We’ve commissioned programs where we linked cataract sales to ICL targets and we’ll continue to tweak commission programs so that we align company goals with the sales force goals. I think those are the initial tactical things.

They’re helping us as you saw in the numbers. The real thing that will position us for growth will be when we bring these new enhancements to market because that’s going to be coincident with a reasonably increased account base. We’re already seeing that as of today’s date. By the time those new enhancements come, we’ll have a number of customers, new customers buying ICLs who have hopefully a positive view of the company and they’ll be a receptive audience for those new cataract products. So short term, tactical things and then R&D delivery on those cataract enhancements.

B.	Nasgovitz

Okay, that’s helpful. Then lastly, when do you expect to be profitable?

D.	Bailey

Some time next year and we’ve been cautious about forecasting just when until we firmed up the trends and we’re still cautious because it’s still early days. But we’ve always said cash positive next year and we’ve always indicated that profitability exiting right at the end of this year, some time next year. Deb?

D.	Andrews

Right, that’s the objective, 2007.

B.	Nasgovitz

Okay. Thank you very much.

B.	Bailey

Thanks, Bill.

Operator

Our next question comes from Tyson Halsey with Halsey Advisory. Please go ahead with your question.

T.	Halsey

Good afternoon. I guess this is more for Deborah Andrews. It regards the inventory policy. As I understand, you sell the ICLs into distributors and I presume that’s true in China as well. When do you book those revenues and potentially China could be a large market so could this be revenue that would be realized this quarter?

D.	Andrews

Yes, it would be. We bill on sale to distributors internationally.

T.	Halsey

Okay.

D.	Bailey

Tyson, all I would add to that is in a new market the distributors are going to be cautious about taking too much inventory. They’re going to take inventory to support the activity in the marketplace which will be controlled because we have to proctor the surgeon first. We clearly would recognize the revenue when we sell to distributors, but what you tend to see is distributors being cautious and then slowly increasing as their demand increases. They have to manage their cash flow so I think people should be realistic on expectations there. Nevertheless, we do expect initial stocking orders for China over the course of this quarter as I indicated.

D.	Andrews

And I would like to add that we have very strict return policies with our distributors so that’s not generally an issue for us.

T.	Halsey

So when you said sequentially down for the quarter, I know it’s a seasonally weak quarter, that includes some sort of anticipation of stocking by China?

D.	Andrews

Yes.

T.	Halsey

Can you repeat what the new products are that you’re targeting to boost your IOL business again?

D.	Andrews

Right. We believe that we’ll first launch the three-piece Collamer square-edge aspheric IOL, that’ll be the first, probably some time around the fourth quarter. The next product to roll out will be the square edge spherical three-piece silicon IOL.

D.	Bailey

With the aspheric to follow.

D.	Andrews

With an aspherical surface to follow that and then finally the preloaded later in the year. Also a redesigned phaco system that we’re working on and various enhancements and redesigns of our current insertion systems.

D.	Bailey

The latter’s an ongoing activity over and above the preloaded concept.

T.	Halsey

With your filing of this shelf, is that to create more money to launch these products or is that for more marketing to drive ICL or both or there’s nothing in your budgets at this point with regard to a possible offering of stock or bonds?

D.	Bailey

I think as I said in my prepared remarks, the Board believes that by adding the shelf registration we provide the company with the flexibility to take advantage of any and all future financing opportunities either if there’s any kind of stumble or if there’s significant new opportunities either to invest in sales and marketing if we thought that we could dramatically change ramp ups or if there was any technologies that we particularly wanted to bring in. It’s just a flexibility issue and there’s no assurance that we would necessarily use it. Our position is that we wanted to build on the strategy that we’d rolled out and to give us ultimate flexibility.

T.	Halsey

So for example you may on a continuing improving operating basis turn cash flow positive let’s say in the fourth quarter and may not need to do anything, but if you happen to, were able to get the Toric lens let’s say without a panel and launched in the fourth quarter, you might decide then to do an offering.

D.	Bailey

I wouldn’t want to expand on what I’ve already said, Tyson, other than to say that it gives us ultimate flexibility in many areas. You’re highlighting some of them.

T.	Halsey

Okay, well some people seem to be betting that you’d have to do an offering and you’re saying that you don’t believe that that’s the case, just having, you have this for flexibility purposes.

Can you talk about what you’re doing in terms of building practices and generating a more positive buzz for the ICL in the U.S.? Maybe Nick Curtis could answer that.

D.	Bailey

I have Nick with us. Nick, do you want to comment on that question?

N.	Curtis

Sure. What we’re doing with practice development really are several fold in different areas. We’re launching a surgeon peer chat line that we’ve launched this month in July called Visianforum.com where surgeons can chat amongst each other with things about the Visian. And as you get surgeons’ support in there and as you get surgeons talking amongst each other, it gives them a better feeling that they’re not alone in their market areas doing this and that will help move things forward.

But specifically in practice development, we are in the process with our target accounts doing some practice assessments and some co-oping of some marketing so that in conjunction with our Visian VIP website which is for physicians that are amongst our targeted group that are making the ICL a committed part of their practice and in the co-oping after we do the practice assessments, we’ll be setting 30, 60, 90 day goals with those practices to help them bring patients in and attract more Visian procedures.

D.	Bailey

So lots of support around the doctors to build on the marketing tools that we’ve put out there.

N.	Curtis

We’ve got a key opinion leader retreat set up later in August where we’ll share our marketing plans, review early results, get valuable feedback and suggestions for improvement from those key opinion leaders on a going forward basis. We’re doing a forum on October 8th at the Cataract and Refractive Surgery Today Meeting in Chicago, the symposium that they do there that weekend on up-selling premium refractive procedures to the patients. We’ve got an experts user group meeting that we’ll be doing at the AAO in conjunction later with a CME live surgery event. We’ve got a lot of activity around that.

D.	Bailey

In addition, we’ll have live surgery at the European Congress which is in September and we’ll also have a user group meeting for two days prior that event where we’ve got international surgeons from all over the world booked to attend as well as key U.S. surgeons so that we get cross-fertilization ideas. So we’ve got an awful lot going on so we can build on the investments made in Q2.

T.	Halsey

Thank you. Good luck.

D.	Andrews

You know I would like to add that I had the opportunity to attend Nick’s sales meeting in early June when he rolled out the marketing materials and the practice development materials to the sales force and I have been with STAAR quite a long time and I have to say really Nick, Darcy and the group have done a fine job in preparing those materials. It’s got to be probably the best marketing campaign that I’ve ever seen at STAAR so hopefully that’ll really drive us forward into the next level.

N.	Curtis

I might just mention to the group here too that we’re revamping the two websites currently and those will be launching around the same time of the AAO. We are redoing the STAAR.com corporate website and we’re redoing the Visianinfo.com consumer site that we’ve got and we’re going to be a lot more aggressive in the area of web based marketing as will be evidenced this Thursday.

The TV show, Extreme Makeover, is going to be starting again and we’ve taken a banner site there on the ABC website as well as the Extrememakeover.com website through a corporate group called Docshop.com and we’ll have the number 1 site there for people to begin to learn about the latest option in vision correction surgery. And as you know, a lot of these reality shows get a lot of views and it’s our first entree into sort of consumer based marketing given the resources that we’ve got to deal with right now.

Operator

Our next question comes from Michael Lyons, Private Investor. Please go ahead with your question.

M.	Lyons

Hello, Dave. I want to congratulate everybody at STAAR. I do have a question, it has to do with a newspaper article and it’s about soldiers setting their sight on eyeglass-free tours of duty. And it states here that since 2002 there’s been 30,000 soldiers, sailors, airmen and marines have had laser eye surgery since the program began. Is there any way we can get on that?

D.	Bailey

Well, just a couple of comments there. One of our sites, clinical sites for the Toric which did the most volume was actually a military site down in San Diego so there was a lot of interest in the trial for the Toric ICL. Secondly, we are active, we are aware of the sites that do the military surgery. Military people are offered that free of charge and we are targeting and have already worked proctoring surgeons into that arena so you can expect us to be active there.

N.	Curtis

We’re presently working with the U.S. Navy in San Diego. We are working with the Evans Army Base Community Hospital in Colorado and we’ve recently received an order from Camp Pendelton in San Diego as well.

D.	Bailey

We won’t go into any more detail for competitive reasons, Mike, but we’re active there.

Operator

Thank you. Our next question comes from Don Steincamp from Feltl. Please go ahead with your question.

D.	Steincamp

Good conference call so far. I had a couple of questions. Number one, are the profit margins in China and the prices that are charged in China the same as in the rest of the world and the U.S.?

D.	Bailey

Definitely not. They will be in general lower but we take that into account in our total mix to distributor market and I would refer back to my conference call script when I talked about our current distributor markets where we have an average gross profit of 80% which is incredibly good for a distributor business.

I’ve managed and run a number of distributor businesses in Europe and that really is at the top level of gross margin expectations. So whilst we expect a lower realized gross profit on the China business, we still expect to maintain a very nice margin on overall blended international business out of Switzerland, so that’s factored in.

D.	Steincamp

Okay. Then the other question, well two more questions. I came in late. But on the new cataract, the three new cataract products, I think those have achieved FDA approval or is that not the case yet?

D.	Bailey

No, we have four projects stacked up. The regulatory path is clear on those, but the products will not come to market until later this year and throughout next year. So at the moment the changes that you’re seeing in the U.S. are really being driven by the different environments that we’re in, the increased selling time and the addition of one new lens and the additional projects will come to fruition late this year, early next year.

D.	Steincamp

So once you get them approved, then they will start selling, okay. Then the last question is, because I came in late, how big is the total amount of the shelf registration that you’ve authorized, how many millions?

D.	Bailey

It’s up to a maximum of $15 million.

D.	Steincamp

60?

D.	Bailey

15, one-five, $15 million.

D.	Steincamp

Okay, very good. Thank you.

D.	Bailey

Thank you.

Operator

Our next question comes from Owen Dolan from ProMed Management. Please go ahead with your question.

O.	Dolan

Hi. How are you?

D.	Bailey

Good, thanks. What can we do for you?

O.	Dolan

I’m looking just for a little more granularity as far as revenue level expectation in the third quarter being lower in the second. That was what you said. Can you just give me an idea of will that be consistent across the board, internationally in all businesses or where do you expect that to fall?

D.	Bailey

Just historically if you look at our third quarter and it’s been exacerbated in recent years because the proportion of our business coming from international has actually increased. Q3 is always soft compared to Q2 and then Q4 picks up again. So we just wanted to flag up that you can expect a light Q3 versus other quarters. Just that’s the fact internationally.

O.	Dolan

So that’s applicable primarily internationally, not necessarily ...?

D.	Bailey

You get a little bit of softness in the U.S. just because of holidays, etc., but it’s exacerbated when the majority of your revenues are coming from international.

D.	Andrews

Historically as far back as I can remember the third quarter has been our softest quarter.

O.	Dolan

Sure, but as far as when I look at growth rates in the ICL in the U.S., that doesn’t lead me to necessarily a lower number in U.S. ICL in the third quarter than in the second quarter.

D.	Andrews

We didn’t say that.

D.	Bailey

We didn’t say that.

O.	Dolan

No, I’m saying that and I guess what I’m saying is a softness in the growth rate perhaps might be a better way to look at this versus in absolute numbers.

D.	Bailey

When we were talking, we were talking about our global total revenue number.

O.	Doian

Okay, that’s helpful. Thank you.

Operator

Our next question comes from Don Steincamp with Feltl. Please go ahead with your question.

D.	Steincamp

Yeah, a follow on question here. In the past there’s always been a big short position in STAAR and the shorts would run it up and down and so forth. Has that problem disappeared or is there still a big short position?

D.	Bailey

I honestly can’t comment on short positions or long positions. People will make their own judgments. We’re focused on execution against those four criteria this year and we’ll continue to be focused on that.

D.	Andrews

And on long term value.

D.	Steincamp

Okay.

D.	Bailey

Any more questions out there?

Operator

There are no further questions at this time. I’d like to turn the call over to management for results.

D.	Bailey

Thank you very much. I’d just like to thank everyone for participating and we look forward to updating you on our progress after the third quarter.

D.	Sherk

Operator, we can take the two people who have just put in for the questions if they’re still there.

Operator

Our next question comes from Tyson Halsey with Halsey Advisory. Please go ahead with your question.

D.	Bailey

Hi, Tyson. We nearly lost you there.

T.	Halsey

With regard to some of the doctors who’ve really been taken with the ICL and you’ve indicated a range of doing I guess one to eight ICLs per week with an average of one a week or four a month. Are the guys who are running with the ICL, are they starting to show any improvement in the number of procedures that they’re doing per week or per month or is it still too short a period of time to identify any trends?

D.	Bailey

Let me just reiterate the numbers. The purchase rates are varying from eight.3, 8 lenses per week to 1 lens per month. The average is four lenses per month which we would regard as two patients. Obviously that takes into account newly proctored doctors and ones who were proctored since second week of February.

Our goal is to drive the average up by working with each of the practices in the way Nick described and you can see some are embracing it very strongly, others are at the lower end. We see the range that 8 lenses per week to one lens per month as the real opportunity to use the practice tools to drive that range to the higher level, both reduce the range and drive it up. And that’s what all the marketing tools that we’ve invested in are geared at and that’s why we’ve invested in the practice development to achieve that goal.

T.	Halsey

I guess I’m sort of searching for something John Vukich had said a while ago. Sort of anecdotally you work in a certain town and people start getting the lenses and people are very happy and the word of mouth in a small area will start to spread. And as a doctor becomes more comfortable, are you seeing any indication that you’re having that sort of effect?

N.	Curtis

You know, Tyson, in a smaller town where a physician that has a large following, we’ve seen that in those markets. It’s actually easier for us to get an uptake and the cost of marketing in those areas for the physician is a lot less as well.

The larger market areas are very typically slower to get an uptake because it takes a larger number of patients to get word of mouth and the cost of media in those markets from a pure advertising and marketing perspective for the surgeons is a lot larger. So we’ve probably done better overall in sort of the medium size markets with these hybrid practices where the doctors have a really good reputation in their area and easier to get the uptake there than it is in a larger market where the surgeon is just another surgeon where there’s hundreds of surgeons and it takes longer to establish that.

T.	Halsey

Where are most of the doctors then that have been proctored? Are they rural or are they metropolitan?

N.	Curtis

We’ve got a good combination of both, but again where we’ve probably had early success and yet sustainable success where it’s growing has been much easier in the small to middle market which has been not rural, but certainly not your major metropolitan areas.

T.	Halsey

Thank you for that.

Operator

Mr. Bailey, there are no further questions at this time. Please continue.

D.	Bailey

All right. Well thank you, everybody, for participating and we look forward to updating you after the third quarter. Thank you.

Operator

Ladies and gentlemen, this concludes the STAAR Surgical second quarter 2006 results conference. You may now disconnect and thank you for using ACT Teleconferencing.